EXHIBIT F

CONSENT OF MILBANK LLP

CONSENT

We hereby consent to the use of our name in the second paragraph under the heading “Legal Opinions” in the prospectus supplement dated May 11, 2021 to the prospectus dated April 1, 2021 issued pursuant to registration statement no. 333-251420 of Canada.

/s/ Milbank LLP
Milbank LLP

May 18, 2021